Exhibit 99.2

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., LAUNCHES $400 MILLION OFFERING OF SENIOR NOTES

MIDLAND, Texas, October 7, 2019 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ: VNOM) (“Viper”), a subsidiary of Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”), announced today that it proposes to offer, subject to market conditions and other factors, $400 million aggregate principal amount of its senior notes due 2027 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act (the “Notes Offering”). The Notes will be issued under a new indenture and will rank equally with Viper’s other senior indebtedness.

Viper intends to loan the proceeds from the Notes Offering to Viper Energy Partners LLC (the “Viper Operating Company”). The Viper Operating Company will use the proceeds from the Notes Offering to repay outstanding borrowings under its revolving credit facility.

The Notes will be senior unsecured obligations of Viper, initially will be guaranteed on a senior unsecured basis by the Viper Operating Company, Viper’s sole subsidiary, and will pay interest semi-annually. Neither Viper’s parent Diamondback nor Viper’s general partner will guarantee the Notes. In the future, each of Viper’s restricted subsidiaries that either (1) guarantees any of its or a guarantor’s other indebtedness or (2) is a domestic restricted subsidiary and is an obligor with respect to any indebtedness under any credit facility will be required to guarantee the Notes.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Viper is under no obligation, and has no intention, to register the Notes under the Securities Act or any state securities laws in the future.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin and the Eagle Ford Shale.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com

2